EXHIBIT 99.2

URSTADT BIDDLE PROPERTIES INC. ACQUIRES THE VILLAGE SHOPPING CENTER
IN NEW PROVIDENCE, NJ

Greenwich, CT – May 2, 2013 – Urstadt Biddle Properties Inc. (NYSE: UBA and UBP) announced today that it has acquired The Village Shopping Center in New Providence, NJ for $34,850,000.  The property was purchased subject to an existing mortgage in the amount of $18,980,000 that requires payments of principal and interest at a fixed rate of 5.6803% per annum.  The mortgage matures in January 2022.

The Village Shopping Center is located on Springfield Avenue in the center of the affluent community of New Providence, NJ (Union County).  The 110,000 square foot shopping center is anchored by a 3-year old 45,000 square foot A&P (which replaced ACME Supermarket), CVS, Radio Shack, Investor's Bank and Smashburger.  The shopping center was built in 1965 by the seller but recently renovated to accommodate the new A&P.

Willing Biddle, President of Urstadt Biddle Properties Inc. said, "We are very pleased that we have continued the process of investing capital raised from our stock offerings in October 2012 into another grocery-anchored income producing property.  Coupled with other holdings in nearby Bergen County, including our recent investment in the Chestnut Ridge Shopping Center in Montvale, New Jersey, northern New Jersey is proving to be a high performance market for us."  James Aries, Director of Acquisitions at Urstadt Biddle Properties Inc. adds, "We're thrilled to add another trophy grocery-anchored center to our core portfolio.  This is no accident.  Sellers have faith in our ability to close quickly and without complication.  We already have several exciting leasing leads on the few vacancies at Village Shopping Center and look forward to establishing a greater presence in this marketplace."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust, which owns or has equity interests in 64 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1969, it provides investors with a means of participating in ownership of income-producing properties.  It has paid 174 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividends to its shareholders for the last 19 years.

For additional information, please contact Willing L. Biddle, COO, John Hayes, CFO or James Aries, SVP, Urstadt Biddle Properties Inc. at 203-863-8200.  Follow us on Twitter at https://twitter.com/UrstadtBiddle

This press release contains statements that constitute "forward-looking statements."  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Urstadt Biddle Properties Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.  Urstadt Biddle Properties Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release.